Exhibit 99.2(k)(1)(a)

Amendment No. 2 to Administration, Bookkeeping and Pricing Services Agreement

This second amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of June 1, 2021 (“Amendment Effective Date”):

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement by and between ALPS and the Funds, dated April 27, 2018, as amended or restated from time to time.
“ALPS”	ALPS Fund Services, Inc.
“Fund(s)”	Bluerock Total Income+ Real Estate Fund

This Amendment includes the amendments in Schedule A and the general terms in Schedule B. Except as amended hereby, all terms of the Existing Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		Bluerock Total Income+ Real Estate Fund

By:	/s/ Rahul Kanwar	By:	/s/ Jordan Ruddy

Name:	Rahul Kanwar	Name:	Jordan Ruddy

Title:	Authorized Representative	Title:	President

Schedule A to this Amendment

Amendments

This Amendment is being made to renew the term of and to revise fees in the Existing Agreement, and to make other updating revisions.

Effective as of the Amendment Effective Date, the Existing Agreement is amended as follows:

1.	Section 15(b) of the Existing Agreement is deleted in its entirety and replaced with the following:

15(b) Renewal Term. This Existing Agreement shall renew on June 30, 2021 and shall continue throughout the period that ends on June 30, 2024. Thereafter, this Existing Agreement will automatically renew for successive terms of three (3) years each unless either ALPS or a Fund (with respect to itself) provides the other with a written notice of termination at least one hundred twenty (120) calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”). For the avoidance of doubt, if the Existing Agreement is terminated under this Section 15(b) for some, but not all Funds covered under this Existing Agreement, the Existing Agreement will renew for the Term for the non-terminated Funds.

2.	Appendix A is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

3.	Appendix B is replaced in its entirety with the new Appendix B attached hereto and incorporated by reference herein.

4.	Bluerock Institutional High Income Credit Fund is removed as a party to the Existing Agreement with the parties acknowledging that the Existing Agreement did not become effective with respect to such Fund.

5.	Appendix C is replaced in its entirety with the new Appendix C attached hereto and incorporated by reference herein.

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Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

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APPENDIX A

SERVICES

Applicable to each Fund, except as otherwise noted.

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing

(ii)	Prepare Forms N-PORT, N-CSR and 24f-2

(iii)	File Form N-PORT and 24f-2 with the SEC

(iv)	Host annual audits

(v)	Calculate monthly SEC standardized total return performance figures

(vi)	Prepare required reports for quarterly Board meetings

(vii)	Monitor expense ratios

(viii)	Maintain budget vs. actual expenses

(ix)	Manage fund invoice approval and bill payment process

(x)	Assist with placement of Fidelity Bond and E&O insurance

(xi)	Coordinate reporting to outside agencies including Morningstar, etc.

Fund Accounting

(i)	Calculate daily NAVs as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit NAVs to the advisor, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data, ratios and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns

-	Audit firm to sign all returns as paid preparer

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M compliance monitoring and reporting

(vi)	Provide tax re-allocation data for shareholder 1099 reporting
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(vii)	Prepare and distribute 19a-1 filings as required

Legal Administration

(i)	Coordinate the preparation and filing of quarterly repurchase offers:

(a)	Preparation of repurchase offer notices (“notices”) and circulation of notices to client, fund counsel, internal personnel, and transfer agent (including drafts)

(b)	Two notices are prepared; a notice for direct shareholders and a notice for shareholders holding through an intermediary.

(ii)	Coordinate annual updates to prospectus for each Fund and statement of additional information

(iii)	Coordinate standard layout and printing of a Prospectus for each Fund

(iv)	Coordinate EDGARization and filing of N-CSR, N-PX, and N-23c-3

(v)	Prepare, compile and distribute quarterly board meeting materials

(vi)	Participate in quarterly board meetings (telephonically) and prepare initial drafts of quarterly meeting minutes; the Funds agree to combine quarterly Board Meetings when appropriate in the Board's discretion.

Compliance Administration

(i)	Perform prospectus & SAI, SEC investment restriction monitoring

(ii)	Provide warning/Alert notification with supporting documentation

(iii)	Provide quarterly compliance testing certification to Board of Trustees

(iv)	Calculate section 18 derivative exposure and asset coverage reporting

(v)	Provide warning/Alert notification with supporting documentation

(vi)	Provide client access to automated compliance testing platform

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to ALPS’ or its affiliates standard rates.

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APPENDIX B

FEES AND EXPENSES

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APPENDIX C

Funds Covered Under the Agreement

Fund Name	Fund Type	Effective Date of Fund’s Addition to Agreement
Bluerock Total Income+ Real Estate Fund+	Delaware Trust, Closed-End Interval Fund	June 4, 2018

+ Fund initially covered by the Agreement.

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